Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Reports Second-Quarter 2008 Earnings of $2.68 per Share

DENVER, August 5, 2008 - Cimarex Energy Co. (NYSE: XEC) today reported second-quarter 2008 net income of $229.3 million, or $2.68 per diluted share. This compares to second-quarter 2007 earnings of $78.7 million, or $0.93 per diluted share.

Revenues from oil and gas sales in the second quarter of 2008 were $588.7 million, compared to $325.8 million in the same period of 2007. Second-quarter 2008 cash flow from operations totaled $435.6 million versus $236.3 million in the same period of 2007(1).

The increase in second-quarter 2008 revenues, earnings and cash flow is primarily a result of higher production and oil and gas prices. Second-quarter 2008 gas prices increased 45% to $10.57 per thousand cubic feet (Mcf) and oil rose 98% to $121.64 per barrel from the same period of 2007.

Second-quarter 2008 daily oil and gas production grew 10% over last year’s second quarter. Gas production in the latest quarter averaged 353.5 million cubic feet per day, an increase of 9% over the second-quarter 2007 and oil production grew 13% to an average of 22,471 barrels per day. Growing production reflects strong results from drilling.

For the six month period ended June 30, 2008, net income totaled $379.1 million, or $4.44 per diluted share, as compared to $143.3 million, or $1.69 per diluted share, for the first six months of 2007. First-half 2008 cash flow from operations totaled $770.3 million versus $451.7 million in the same period of 2007(1).

Capital
Second-quarter 2008 exploration and development capital totaled $359.9 million as compared to $236.9 million in the second quarter of 2007. In the second quarter of 2008, Cimarex drilled 126 gross (82 net) wells, completing 94% as producers. Exploration and development capital investment for 2008 is projected to approximately $1.3 - $1.5 billion.

(1)
Cash Flow from Operations is a non-GAAP financial measure that represents Net Cash Provided By Operating Activities adjusted for the change in operating assets and liabilities. See below for a reconciliation of the related amounts.

Outlook
Third-quarter 2008 oil and gas production volumes are projected to range between 485 - 495 million cubic feet equivalent per day (MMcfe/d). Full-year 2008 production is projected to be in the range of 480 - 495 MMcfe/d, or a 9-12% increase over 2007 after adjusting for property sales.

Expenses for the remainder of 2008 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$1.15 - $1.25
Transportation expense	0.20 - 0.25
DD&A and ARO accretion	3.05 - 3.20
General and administrative expense	0.30 - 0.34
Production taxes (% of oil and gas revenue)	6.5% - 7.5%

Conference call and web cast
Cimarex will host a follow-up conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive call, please dial (888) 603-6873 and reference call ID # 55614975 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 55614975. The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

PRICE AND PRODUCTION DATA

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Gas Production:
Total production - Mcf	32,172,121	29,462,142	63,081,660	58,638,779
Gas volume - Mcf per day	353,540	323,760	346,603	323,971
Gas price - per Mcf (before hedge effect)	$10.57	$7.19	$9.47	$6.87
Effect of hedges	$0.00	$0.11	$0.02	$0.14
Gas price - per Mcf (after hedge effect)	$10.57	$7.30	$9.49	$7.01

Oil Production (including NGL):
Total production - barrels	2,044,831	1,801,811	4,115,688	3,561,535
Oil volume - barrels per day	22,471	19,800	22,614	19,677
Oil price - per barrel	$121.64	$61.51	$107.93	$58.40

OIL AND GAS CAPITALIZED EXPENDITURES
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)

Acquisition of properties	$324	$—	$1,369	$23
Exploration and development	359,898	236,874	666,853	482,379
Total oil and gas expenditures	360,222	236,874	668,222	482,402

Sale proceeds	—	(20,630)	—	(20,880)
	$360,222	$216,244	$668,222	$461,522

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)

Net cash provided by operating activities	$382,307	$246,794	$697,552	$433,263

Increase in operating assets and liabilities	53,326	(10,488)	72,781	18,441

Cash flow from operations	$435,633	$236,306	$770,333	$451,704

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program. It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

CONDENSED INCOME STATEMENTS (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Revenues:
Gas sales	$339,965	$214,937	$598,920	$411,227
Oil sales	248,741	110,830	444,191	207,994
Gas gathering, processing and other	26,610	15,013	47,981	27,652
Gas marketing, net	1,067	1,304	2,367	2,086
	616,383	342,084	1,093,459	648,959
Costs and expenses:
Depreciation, depletion and amortization	133,201	112,797	258,757	221,681
Asset retirement obligation	1,862	2,399	3,456	4,990
Production	49,092	50,916	101,144	95,921
Transportation	10,621	6,294	18,930	12,228
Gas gathering and processing	12,361	7,825	22,402	15,136
Taxes other than income	39,749	23,802	70,356	44,429
General and administrative	13,876	11,958	25,460	24,609
Stock compensation, net	2,366	2,598	4,641	5,268
Other operating, net	85	2,586	1,121	2,315
	263,213	221,175	506,267	426,577

Operating income	353,170	120,909	587,192	222,382

Other (income) and expense:
Interest expense	7,748	10,297	16,168	19,462
Capitalized interest	(4,653)	(4,898)	(9,259)	(9,989)
Amortization of fair value of debt	(190)	(580)	(381)	(1,527)
Gain on early extinguishment of debt	—	(5,099)	—	(5,099)
Other, net	(5,507)	(3,457)	(8,524)	(6,906)

Income before income tax expense	355,772	124,646	589,188	226,441
Income tax expense	126,464	45,939	210,045	83,106

Net income	$229,308	$78,707	$379,143	$143,335

Earnings per share:
Basic	$2.81	$0.96	$4.66	$1.74
Diluted	$2.68	$0.93	$4.44	$1.69

Weighted average shares outstanding:
Basic	81,474	82,282	81,380	82,252
Diluted	85,589	84,836	85,482	84,745

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$229,308	$78,707	$379,143	$143,335
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	133,201	112,797	258,757	221,681
Asset retirement obligation	1,862	2,399	3,456	4,990
Deferred income taxes	68,799	45,939	124,462	83,106
Stock compensation, net	2,366	2,598	4,641	5,268
Other	97	(6,134)	(126)	(6,676)
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	(62,488)	5,430	(103,137)	11,741
Increase in other current assets	(39,610)	(10,083)	(46,047)	(8,968)
Increase (decrease) in accounts payable and accrued liabilities	49,445	16,383	77,752	(18,862)
Decrease in other non-current liabilities	(673)	(1,242)	(1,349)	(2,352)
Net cash provided by operating activities	382,307	246,794	697,552	433,263
Cash flows from investing activities:
Oil and gas expenditures	(356,786)	(220,858)	(641,067)	(473,229)
Proceeds from sale of assets	250	21,181	354	21,530
Sales of short-term investments	2,061	—	7,061	—
Other expenditures	(12,092)	(5,087)	(21,086)	(7,390)
Net cash used by investing activities	(366,567)	(204,764)	(654,738)	(459,089)
Cash flows from financing activities:
Net decrease in bank debt	—	(161,000)	—	(95,000)
Increase in other long-term debt	—	350,000	—	350,000
Decrease in other long-term debt	—	(204,360)	—	(204,360)
Financing costs incurred	(50)	(6,037)	(50)	(6,098)
Treasury stock acquired	—	(5,623)	—	(5,623)
Dividends paid	(5,021)	(3,382)	(9,974)	(6,747)
Proceeds from issuance of common stock and other	10,845	432	12,961	8,017
Net cash provided by (used in) financing activities	5,774	(29,970)	2,937	40,189
Net change in cash and cash equivalents	21,514	12,060	45,751	14,363
Cash and cash equivalents at beginning of period	147,287	7,351	123,050	5,048
Cash and cash equivalents at end of period	$168,801	$19,411	$168,801	$19,411

BALANCE SHEETS (unaudited)

	June 30,	December 31,
	2008	2007
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$168,801	$123,050
Restricted cash	685	—
Short-term investments	7,393	14,391
Receivables, net	418,464	315,327
Inventories	74,874	29,642
Deferred income taxes	365	5,697
Derivative instruments	—	12,124
Other current assets	24,671	64,346
Total current assets	695,253	564,577
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	6,195,685	5,545,977
Unproved properties and properties under development, not being amortized	388,020	364,618
	6,583,705	5,910,595
Less - accumulated depreciation, depletion and amortization	(2,188,611)	(1,938,863)
Net oil and gas properties	4,395,094	3,971,732
Fixed assets, net	101,647	90,584
Goodwill	691,432	691,432
Other assets, net	85,846	44,469
	$5,969,272	$5,362,794
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$107,697	$52,671
Accrued liabilities	236,830	240,387
Derivative instruments	16,555	—
Revenue payable	184,819	131,513
Total current liabilities	545,901	424,571
Long-term debt	486,778	487,159
Deferred income taxes	1,178,369	1,076,223
Other liabilities	136,959	115,554
Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,962,774 and 83,620,480 shares issued, respectively	840	836
Treasury stock, at cost, 885,392 and 1,078,822 shares held, respectively	(33,344)	(40,628)
Paid-in capital	1,846,365	1,842,690
Retained earnings	1,817,902	1,448,763
Accumulated other comprehensive income	(10,498)	7,626
	3,621,265	3,259,287
	$5,969,272	$5,362,794